EXHIBIT 5.1

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

September 6, 2002

Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

                We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 6, 2002 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,119,416 shares (the “Shares”) of your Common Stock reserved for issuance pursuant to the Octillion Communications, Inc. 2001 Stock Option Plan (the “Octillion Plan”), the Cerdelinx Technologies, Inc. Special 2002 Stock Option Plan (together with the Octillion Plan, the “Assumed Plans”), and the Lattice Semiconductor Corporation Employee Stock Purchase Plan (together with the Assumed Plans, the “Plans”).  You assumed the outstanding options under the Assumed Plans in connection with your acquisition of Cerdelinx Technologies, Inc., a California corporation (the “Company”), pursuant to an Agreement and Plan of Reorganization, dated as of July 15, 2002, among you, Octopus Acquisition Corporation, the Company and certain other parties, as amended by the First Amendment to the Agreement and Plan of Reorganization, dated as of July 24, 2002.  As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares under the Plans.

                It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plans, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

                We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati